EXHIBIT 21(A)

                     SUBSIDIARIES OF PLAYTEX PRODUCTS, INC.

                                                        PERCENT                         JURISDICTION OF
            CORPORATION                                OWNERSHIP                         INCORPORATION
            -----------                                ---------                         -------------
Playtex Products, Inc.                                                                      Delaware

Playtex Marketing Corp.                                   50%                               Delaware

Playtex Manufacturing, Inc.                              100%                               Delaware

Playtex Sales & Services, Inc.                           100%                               Delaware

Playtex Beauty Care, Inc.                                100%                               Delaware

Playtex Investment Corp.                                 100%                               Delaware

TH Marketing Corp.                                       100%                               Delaware

Playtex International Corp.                              100%                               Delaware

Sun Pharmaceuticals Corp.                                100%                               Delaware

Smile-Tote, Inc.                                         100%                              California

Playtex Limited                                          100%                                Canada

Playtex Foreign Sales Corporation                        100%                               Barbados

Carewell Industries, Inc.                                100%                               New York

Personal Care Holdings, Inc.                             100%                               Delaware

Personal Care Group, Inc.                                100%                               Delaware

Playtex Products (Australia) Pty. Ltd.                   100%                              Australia